Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF ONCOSEC MEDICAL INCORPORATED

THIS AMENDMENT TO THE BYLAWS OF ONCOSEC MEDICAL INCORPORATED (this “Amendment”) is made effective as of December 15, 2021 (the “Effective Date”), and amends the amended and restated bylaws (the “Bylaws”) of OncoSec Medical Incorporated, a Nevada corporation (the “Company”).

WHEREAS, pursuant to Article 10 of the Bylaws, the Bylaws may be amended, altered, or repealed and new Bylaws may be adopted at any meeting of the Board of Directors (the “Board”) by the affirmative vote of the majority of the whole number of directors.

WHEREAS, the Board desires to amend the Bylaws in accordance with the terms and conditions set forth herein.

1.	Amendment to Article 3 Section 3.1(a). Section 3.1(a) of Article 3 of the Bylaws is amended and restated in its entirety as follows:

“The number of directors of the Corporation shall be fixed at seven (7) until changed by amendment of the Articles of Incorporation or by a Bylaw amending this Section 3.1 duly adopted by the vote of holders of a majority of the stock entitled to vote at such meeting or by the Board of Directors, subject to Section 3.6(e). The exact number of directors shall be fixed from time to time, within the limits specified in the Articles of Incorporation or in this Section 3.1, exclusively by the Board of Directors, but subject to Section 3.6(e). Elected directors shall hold office until the next annual meeting and until their successors shall be duly elected and qualified. Directors need not be residents of Nevada or stockholders of the Corporation. In no case will a decrease in the number of directors shorten the term of any incumbent director.”

2.	Amendment to Article 4 Section 4.2(b). Section 4.2(b) of Article 4 is amended and restated in its entirety as follows:

“Duties of the Chairman of the Board of Directors: The Chairman of the Board of Directors (if there be such an officer appointed) when present shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.”

3.	Full Force and Effect. This amendment shall become effective upon the approval of the Board. Except as expressly set forth herein, all other provisions of the Bylaws shall remain in full force and effect. Following approval of this Amendment, the Bylaws shall be restated to incorporate this Amendment.

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CERTIFICATE OF THE INTERIM PRINCIPAL EXECUTIVE OFFICER OF

ONCOSEC MEDICAL INCORPORATED

The undersigned certifies:

1.	That the undersigned is the duly appointed and acting Interim Principal Executive Officer of OncoSec Medical Incorporated (the “Company”); and

2.	That the foregoing Amendment to the Bylaws of the Company constitutes the entire amendment to the Bylaws of the Company as duly adopted by a Unanimous Written Consent, effective as of December 15, 2021, of the Board of Directors of the Company.

IN WITNESS WHEREOF, I have hereunto set my hand as of December 16, 2021.

/s/ Kevin Smith
Kevin Smith, Interim Principal Executive Officer

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